Exhibit 23.1

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in the Registration Statement of Chevron Corporation on Form S-4 and in the Supplement to the Proxy Statement/Prospectus of Chevron Corporation and Unocal Corporation, which is incorporated by reference in the Registration Statement, of our opinion dated July 21, 2005 appearing as Annex B to such Supplement, and to the description of such opinion and to the references to our name contained therein under the headings “Unocal’s Reasons for the Merger; Recommendation of Unocal’s Board of Directors” and “Opinion of Unocal’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ Morgan Stanley & Co. Incorporated

New York, New York
July 22, 2005